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FOREST OIL CORPORATION                       UNOCAL CORPORATION
1600 Broadway, Suite 2200                    2141 Rosecrans Avenue, Suite 4000
Denver, Colorado  80202                      El Segundo, California 90245

[FOREST OIL LOGO]                            [UNOCAL 76 LOGO]


NEWS RELEASE

Contact:      Donald H. Stevens             Christine LeLaurin (UCL Media)
              Vice President and            281-287-5793
              Treasurer                     Robert Wright (UCL Investors)
              303-812-1500                  310-726-7665


    FOREST OIL AND UNOCAL SIGN MOU FOR JOINT EXPLORATION ON GULF OF MEXICO SHELF


         Denver, Colo., Nov. 6, 2001 - Forest Oil Corporation (NYSE: FST) and Unocal Corporation (NYSE: UCL) have signed a memorandum of understanding to jointly explore and exploit certain properties in the central Gulf of Mexico, primarily in the South Marsh Island and Vermilion areas of the shelf.

         Under the proposed transaction, Unocal would acquire a portion of Forest's proved reserves, estimated at about 4 percent of Forest's proved reserve base and 5 percent of Forest's current production. Unocal would acquire 50 percent of Forest's interest in South Marsh Island and a portion of the Vermilion areas offshore central Louisiana for $120 million in cash. Unocal would operate the jointly owned properties, working with Forest to fully exploit and explore these properties and other leases in the Gulf of Mexico.

         The companies are currently negotiating the details of the transaction, including commitments that Unocal would make related to additional drilling and seismic analysis on certain leases held by Forest.

         Detailed terms were not disclosed, pending completion of negotiations and definitive agreements. The parties expect to conclude negotiations, execute binding and definitive agreements, and close the transaction by Dec. 1.

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ABOUT FOREST OIL


         Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas and Alaska, and in Canada in Alberta and the Northwest Territories. For more information about the company, please visit its website at WWW.FORESTOIL.COM.

ABOUT UNOCAL CORPORATION


         Unocal is one of the world's leading independent natural gas and oil exploration and production companies. The company's principal exploration and production operations are located in North America (Gulf of Mexico region, Alaska and Canada) and in Asia (Thailand, Indonesia, Myanmar, Bangladesh and Azerbaijan). The company is also pursuing exploration in West Africa and Brazil. For more information visit the company's website at WWW.UNOCAL.COM

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THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS ABOUT FUTURE
BUSINESS TRANSACTIONS AND AGREEMENTS. THERE CAN BE NO ASSURANCES THAT DEFINITIVE AGREEMENTS WILL BE ENTERED INTO BY THE PARTIES. THE STATEMENTS ARE BASED UPON UNOCAL OR FOREST OIL'S CURRENT EXPECTATIONS AND BELIEFS AND ARE SUBJECT TO A NUMBER OF KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY AS A RESULT OF FACTORS DISCUSSED IN UNOCAL'S AND FOREST OIL'S 2000 FORM 10-KS AND OTHER REPORTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION. UNOCAL AND FOREST OIL UNDERTAKE NO OBLIGATION TO UPDATE THE INFORMATION IN THIS NEWS RELEASE.

COPIES OF UNOCAL'S SEC FILINGS ARE AVAILABLE FROM THE COMPANY BY CALLING 800-252-2233. THE REPORTS ARE ALSO AVAILABLE ON THE UNOCAL WEBSITE, WWW.UNOCAL.COM. FOREST OIL'S REPORTS ARE AVAILABLE ON THE SEC'S WEBSITE, WWW.SEC.GOV.